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              Consent of Independent Certified Public Accountants
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The Board of Directors
The Rouse Company:


We consent to the incorporation by reference in the Registration Statement (No. 2-83612) on Form S-8 of The Rouse Company of our report dated June 20, 1997, relating to the statements of net assets available for plan benefits of The Rouse Company Savings Plan as of December 31, 1996 and 1995, the related statements of changes in net assets available for plan benefits for the years then ended and the related schedules for the year ended December 31, 1996, which report appears elsewhere in this Form 11-K/A.


                                       /s/ KPMG Peat Marwick LLP

                                       KPMG PEAT MARWICK LLP

Baltimore, Maryland
June 26, 1997